SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 4, 2005

Great Plains Ethanol, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	333-56368	46-0459188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27716 462nd Avenue Chancellor, South Dakota		57015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-0040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On April 4, 2005, Great Plains Ethanol, LLC, a South Dakota limited liability company (“Great Plains”), entered into a new license agreement with Broin and Associates, Inc., Sioux Falls, South Dakota, for the use of Broin and Associates’ proprietary technology in the ethanol production process.  It is anticipated that the license agreement will make more effective use of the most current technology developed by Broin and Associates and, accordingly, improve plant operations overall. Jeff Broin, a member of the board of managers on Great Plains, serves as Chief Executive Officer of Broin and Associates. Larry Ward, another member of the board of managers on Great Plains, serves as an employee of Broin and Associates.

The terms of the license agreement began immediately upon entry into the agreement. In exchange for the use of Broin and Associates’ technology, Great Plains agreed to pay Broin and Associates an annual license fee, provided that Broin Management, LLC, an affiliate of Broin and Associates, continuously manages the day-to-day operations of Great Plains’ ethanol plant. Great Plains also agreed to pay to Broin and Associates a fee for the use of a newly developed raw starch technology that is to be incorporated into the production process in the next 12 months. In the event that Broin Management no longer manages the day-to-day operations of the ethanol plant, Great Plains may renew the license agreement under a different licensing fee arrangement. Great Plains intends to seek confidential treatment for certain terms of the license agreement. The redacted license agreement will be filed as an exhibit to Great Plains’ next periodic report.

Item 1.02.              Termination of a Material Definitive Agreement

On April 4, 2005, in connection with Great Plains’ entry into a new license agreement with Broin and Associates, Inc., described in Item 1.01 above, Great Plains terminated its licensing agreement with Broin and Associates, Inc., dated November 20, 2001. Great Plains terminated this agreement to make more effective use of Broin and Associates’ proprietary technology and to improve plant operations overall.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ETHANOL, LLC

Dated: April 7, 2005	By:	/s/ Rick Serie
Rick Serie, Chief Executive Officer